Exhibit 10.1

Agreement to Extend Maturity of Related Party Note ("Extension Agreement")

Dated: January 27, 2017
Whereas, on July 31, 2016, KonaRed Corporation (the "Company") issued a related party note payable (the "RP Note") with a principal amount due at January 27, 2017 of  $103,945 to Mr. Gonzalo Camet (the "Note Holder") and the Company and the Note Holder have agreed that the maturity of RP Note may be extended.
This Letter Agreement hereby extends the Maturity Date of the RP Note by six months from January 27, 2017 to July 27, 2017 based on rollover of the $100,000 principal and immediate payment of the $3,945 interest now due.
In consideration for Note Holder extending the Maturity Date of the RP Note and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company shall issue to Note Holder as of the date hereof  340,000 restricted shares of common stock of the Company.
All other terms and conditions of the RP Note shall remain in full force and effect and each of the representations, warranties and covenants therein are hereby made as of the date hereof with respect to RP Note and the issuance of the common stock and all provisions contained in the RP Note are hereby incorporated by reference herein.
IN WITNESS WHEREOF, the Note Holder agrees to the terms of this Extension Agreement as of the date hereof.
NOTE HOLDER

By:	/s/ Gonzalo Camet
Gonzalo Camet

IN WITNESS WHEREOF, the Company agrees to the terms of this Letter Agreement as of the date hereof.

KONARED CORPORATION

By:	/s/ Shaun Roberts
Shaun Roberts
Chief Executive Officer